Aerovox Incorporated


                   Non-Statutory Stock Option Award Agreement
                   ------------------------------------------


         AGREEMENT made as of the date set forth below by and between Aerovox Incorporated, a Delaware corporation (together with its subsidiaries, "Aerovox" or the "Company") and Robert Elliott (the "Optionee").

                                WITNESSETH THAT:

         WHEREAS on December 18, 1995, as an inducement for Optionee's entering into an employment arrangement with Aerovox, Aerovox entered into a letter agreement with Optionee (the "Letter Agreement") pursuant to which it agreed that Optionee would receive on the first day of his employment an option to purchase 50,000 shares of Aerovox Common Stock ("Stock") and on the date he becomes Chief Executive Officer of Aerovox an option to purchase an additional 50,000 shares of stock.

         WHEREAS, Optionee has now become Chief Executive Officer of Aerovox, and pursuant to the Letter Agreement the Board of Directors of Aerovox has awarded the Optionee a stock option on the terms hereinafter set forth;

         WHEREAS the Optionee has agreed to such terms;

         NOW, THEREFORE, Aerovox and the Optionee agree as follows:

         1.  Definitions. As used herein:

         "Committee" means the Compensation Committee of the Board of Directors.

         "Fair Market Value" on any given date means the highest closing sale price on the date immediately preceding the date in question of a share of Stock on the Composite Tape for New York Stock Exchange Listed Stocks, or if such Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such Stock is listed, or, if such Stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such Stock on the date immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotation system is available, the fair market value on the date in question as determined in good faith by the Committee in accordance with the applicable provisions of the Internal Revenue code of 1986, as amended.

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         2.  Grant of Option.  This Agreement evidences the grant by the Company
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to the Optionee, pursuant to the Letter Agreement, of an option to purchase
50,000 of shares of Stock (the "Option"). The date of grant of the Option is August 15, 1996 (the "grant date"). The Option is intended not to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended, and this Agreement shall be construed accordingly.

         3.  Exercise Price.  The price at which the Optionee may purchase
             ---------------
shares under the Option (the "Exercise Price") is $[INSERT 8/31/96 CLOSING
PRICE].

         4.  Exercisability of Option.  The Option shall be exercisable as
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follows (expressed as a percentage of the total number of shares covered by the
Option):


                  Period of Exercise                           Percentage

         Prior to the first anniversary of the
                  grant date                                      - 0 -

         On or after the first anniversary of the
                  grant date                                       20%

         On or after the second anniversary of the
                  grant date                                       40%

         On or after the third anniversary of the
                  grant date                                       60%

         On or after the fourth anniversary of the
                   grant date                                      80%

         On or after the fifth anniversary of the
                  grant date                                      100%

provided, that the Option shall in no event be exercisable after the day immediately preceding the tenth anniversary of the grant date (the "Final Exercise Date"); and further provided, that exercisability of the Option shall be subject to the provisions of Paragraphs 5-9 below and Paragraphs 11 and 12 below (concerning mergers and certain other events). The Committee may at any time and from time to time, in its complete discretion, accelerate the exercisability of the Option. The Option is not exercisable to the extent that, and at such times as, it relates to a fractional share. The Option may not be exercised unless the Optionee has continuously held, since the date of exercise of any previously exercised options, a number of shares equal to 40% of the aggregate number of shares acquired pursuant to such

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

previously exercised options, or portions thereof (whether granted under the Aerovox 1989 Stock Incentive Plan, this Agreement or otherwise).

         5.  Method of Exercise.  The Option may be exercised in whole or in
             -------------------
part by delivery of written notice of exercise (the "exercise form") accompanied by payment in full of the Exercise Price for the number of shares being purchased plus any applicable withholding taxes required under Paragraph 15 below. Payment of the Exercise Price shall be made (i) by certified or bank cashier's check, or (ii) by delivery of unrestricted shares of Common Stock, held by the Optionee for at least six months, which have a Fair Market Value (determined as of the business day immediately preceding the date the exercise form is delivered to the Company) equal to the Exercise Price, or (iii) by a combination of the means of payment described in (i) and (ii) above. The exercise form shall specify the number of shares with respect to which the Option is being exercised. As soon as practicable following receipt of the exercise form and payment in full of the Exercise Price and any related withholding, the Company shall deliver a certificate or certificates for the number of shares of Common Stock specified in the exercise form. Alternatively, such notice shall be accompanied by irrevocable instructions to a registered broker to promptly deliver to the Company the amount of any sale proceeds to pay the exercise price.

         6.  Termination of Employment.  In the event the Optionee ceases to be
             --------------------------
employed by the Company for any reason other than death or disability, the Option shall (unless otherwise determined by the Committee) immediately terminate except as to those shares for which it was exercisable immediately prior to termination of employment (the "residual shares"). Following such termination of employment, the Option shall continue to be exercisable with respect to the residual shares for a period of three months (or such loner period up to three years as the Committee shall determine) but in no event beyond the Final Exercise Date, and shall then expire.

         7.  Termination by Reason of Disability.  In the event the Optionee's
             ------------------------------------
employment by the Company terminates or is terminated by reason of permanent disability, the Option to the extent it was exercisable at the time or such termination (or on such accelerated basis as the Board of Directors or the Committee shall at anytime determine prior to such termination), shall remain exercisable for a period of three years following such termination of employment but in no event beyond the Final Exercise Date, and shall then expire. For purposes of the preceding sentence, "disability" means permanent and total disability as determined by the Committee consistent with the standards set forth in the Company's long-term disability plan for employees.

         8.  Death.  In the event the Optionee dies while employed by the
             ------
Company, the Option to the extent it was exercisable at the time or such termination (or on such accelerated basis as the board of Directors or the Committee shall at anytime determine prior to such termination), shall be exercisable, by the person or persons to whom the Option is transferred by will or by the laws of descent and distribution, for a period of three years following the Optionee's death or until the Final Exercise Date if earlier, and shall then expire.

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         9.  Certain Agreements.
             -------------------

         (a) Upon exercise of the Option, the Committee may require Optionee to represent and agree in writing that he is acquiring the shares without a view to distribution thereof. No shares will be issued pursuant to the Option until all applicable securities laws and other legal requirements have been satisfied.

         (b) Shares acquired or deemed to have been acquired pursuant to exercise of the Option shall bear such legend or legends as the Committee may determine reflecting any applicable restrictions under this Section or the agreements referred to in this Section.

         10.  Non-transferability of Option; Authorized Representative, Etc..
              ---------------------------------------------------------------
The Option may not be transferred other than by will or the laws of descent and distribution, nor may it be otherwise assigned, transferred, pledged, hypothecated, or disposed of in any way (by operation of law or otherwise), nor shall it be subject to execution, attachment or similar process. During the lifetime of the Optionee the Option may be exercised only by the Optionee or the Optionee's duly appointed guardian or representative. Following the death of the Optionee, the Option may be exercised (to the extent provided under Paragraph 8 above) by the person or persons to whom the Option is transferred by will or the laws of descent and distribution.

         11.  Change in Common Stock.  The number and kind of shares subject to
              -----------------------
the Option, and the Exercise Price, are subject to adjustment upon the same terms and conditions as provided in Sections 3(b) and 3(c) of the Aerovox Incorporated 1989 Stock Incentive Plan, as from time to time amended (the "1989 Plan") to reflect the transactions and events described therein.

         12.  Certain Transactions.
              ---------------------

         (a) Notwithstanding any other provision of this Agreement, in the event of any Change in Control (as defined in Exhibit A hereto), the Option, to the extent not otherwise exercisable, shall be treated for purposes of Paragraph 6 as having become fully exercisable immediately prior to such Change of Control.

         (b) In the event of a consolidation or merger involving Aerovox in which Aerovox is not the surviving corporation, or in the event of a transaction or series of related transactions that result in the acquisition of all or substantially all of Aerovox's outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets, the Option shall expire and cease to be exercisable, provided that the Committee shall arrange, subject to consummation of the merger, consolidation, transaction or sale of assets, to have the acquiror or an affiliate thereof grant a replacement option or other replacement award containing terms which the Committee, in its sole discretion, determines to be equitable under the circumstances.

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         (c)  Notwithstanding any other provision of this Agreement, during the
60-day period from and after the date of a Change of Control, the Optionee shall have the right (by giving written notice to the Company in form satisfactory to the Committee) to surrender all or part of a Option to the Company and to receive an amount in cash equal to the excess of the aggregate Value (as defined below) of the shares of Stock covered by the Option, or portion thereof surrendered, determined on the date the Option is exercised, over the aggregate Exercise Price of such shares (such excess is referred to herein as the "Aggregate Spread"); provided, however, and notwithstanding any other provisions of this Agreement, if the end of such 60 day period from and after the date of a Change of Control is within six months of the date of grant of a Option then, unless (i) a merger with the Company will occur in connection with the Change of Control, (ii) such merger is not effective until more than six months from the date of grant and (iii) upon the effectiveness of such merger the Option will be canceled in exchange for the Aggregate Spread, the stock option shall either remain outstanding notwithstanding the cancellation of Stock Options generally upon the effectiveness of such merger or shall be exchanged for a fully exercisable option of the surviving corporation of such merger (or its parent corporation) on an economically equivalent basis as set forth in Section 1.425-1 of the Treasury Income Tax Regulations. As used in this Section 12(c) the term "Value" means the higher of (i) the highest Fair Market Value
(as defined in Section 1) during the 60-day period prior to the date of a Change of Control and (ii) if the Change of Control is the result of a transaction or series of transactions described in paragraphs (i), (ii) or (iii) of the definition of Change of Control set forth in Exhibit A, the highest price per share of the Stock paid in such transaction or series of transaction (which in the case of paragraph (i) shall be the highest price per share of the Stock as reflected in Schedule 13D by the person having made the acquisition).

         13.  Restriction on Issuance of Shares.  The Company shall not be
              ----------------------------------
obligated to sell or issue any shares pursuant to the Option unless the shares with respect to which the Option is being exercised are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended.

         14.  Rights as a Stockholder.  The Optionee shall have no rights as a
              ------------------------
stockholder with respect to any shares covered by the Option until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

         15.  Certain Tax Matters.  The Optionee (or, in the event the Option is
              --------------------
exercised following the death of the Optionee, the person or persons then exercising the Option) shall, as a condition of exercise, pay to the Company in cash or by check acceptable to the Company the full amount of any tax withholding required to be paid in connection with such exercise or make other provision satisfactory to the Company for any such tax withholding, all as determined by the Committee. Without limiting the foregoing, the Committee may provide for any withholding through deductions from other amounts due the Optionee, by permitting the withholding of shares deliverable under the Option or the delivery of previously owned shares (provided, that such withholding or delivery shall not be in an amount exceeding required

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federal, state and local withholding), or by requiring that the Optionee or other person exercising the Option pay over the required withholding in cash or by check acceptable to the Company.

         16.  Employment Rights.  Nothing herein shall confer on the Optionee
              ------------------
any rights to continue in the employ of the Company; affect the right of the Company to terminate the Optionee's employment at any time; or be deemed a waiver or modification of any provision contained in any agreement between the Optionee and the Company. The loss of existing or potential profit in the Option shall in no event constitute an element of damages in the event of termination of employment of the Optionee, regardless of the circumstances of such termination.

         17.      Interpretation; Disputes.  The Committee shall have the power
                  -------------------------
and authority to interpret the terms and conditions this Agreement and the Option and to decide all disputes arising in connection therewith. All decisions and interpretations by the Committee shall be binding on the parties hereto.

         18.  Governing Law.  This Agreement shall be governed by and construed
              --------------
in accordance with the laws of the Commonwealth of Massachusetts.

         EXECUTED as a sealed instrument at North Dartmouth, Massachusetts, as of the date set forth below.

                                                     Aerovox Incorporated

                                            By:     /S/ Clifford H. Tuttle
                                                    -----------------------
                                                     Clifford H. Tuttle,
                                                     Chairman


                                                     /S/ Robert Elliot
                                                     -----------------
                                                     Robert Elliott


Dated as of:  September 1, 1996

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